Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below (the “Shareholders”) agrees to the joint filing of a Schedule 13D (including amendments thereto) with respect to the common shares, $1.00 par value per share, of Vail Banks, Inc., a Colorado corporation, and further agrees that this joint filing agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Shareholders:

E. B. Chester
Kay H. Chester
Dennis R. Devor
Lisa M. Dillon
George N. Gillett
Dan E. Godec
S. David Gorsuch
Jack G. Haselbush
Garner F. Hill II
Gary S. Judd
Robert L. Knous
Byron A. Rose
Donald L. Vanderhoof
James G. Flaum
Kent Myers
Kathleen L. Devor
Ronna J. Flaum
Eddi L. Vanderhoof

Dated as of June 6, 2006.

Shareholders’ Attorney-in-Fact

/s/ Gary S. Judd
By: Gary S. Judd